Exhibit 99.1

AVEO Announces Pricing of $44.6 Million Public Offering of Common Stock

BOSTON, Mass. – June 16, 2020 — AVEO Oncology (Nasdaq: AVEO) today announced that it has priced its previously announced underwritten public offering of 8,500,000 shares of its common stock at a price to the public of $5.25 per share. The gross proceeds to AVEO from the offering are expected to be approximately $44.6 million before deducting underwriting discounts and commissions and offering expenses. All of the shares in the offering are being sold by AVEO. AVEO has also granted the underwriters a 30-day option to purchase up to an additional 1,275,000 shares of common stock on the same terms and conditions. Closing of the offering is expected to occur on or about June 19, 2020, subject to satisfaction of customary closing conditions.

The net proceeds of the offering are expected to be used for working capital and general corporate purposes, including funding commercialization activities relating to tivozanib.

SVB Leerink and Stifel are acting as joint bookrunning managers for the offering. Baird and H.C. Wainwright & Co. are acting as co-lead managers for the offering.

The shares are being offered by AVEO pursuant to a shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission (“SEC”) on November 30, 2017 and declared effective by the SEC on December 15, 2017. A preliminary prospectus supplement relating to, and describing the terms of, the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.

Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, can be obtained from SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6218 or by email at syndicate@svbleerink.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AVEO Pharmaceuticals, Inc.

AVEO is developing an oncology pipeline designed to provide a better life for patients with cancer. AVEO’s strategy is to focus its resources toward development and commercialization of its product candidates in North America, while leveraging partnerships to support development and commercialization in other geographies. AVEO’s lead candidate, tivozanib (FOTIVDA®) is approved in the European Union, the United Kingdom, Norway, New Zealand and Iceland for the treatment of adult patients with advanced renal cell carcinoma. AVEO is working to develop and commercialize tivozanib in North America as a treatment for renal cell carcinoma and hepatocellular carcinoma. Ficlatuzumab (anti-HGF mAb) is in a randomized Phase 2 confirmatory clinical trial in head and neck cancer and has previously reported promising early clinical data in head and neck cancer, acute myeloid leukemia and pancreatic cancer. AVEO’s earlier-stage pipeline includes several monoclonal antibodies in oncology development, including AV-203 (anti-ErbB3 mAb), AV-380 (anti-GDF15 mAb) and AV-353 (anti-Notch 3 mAb).

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “potential,” “could,” “should,” “would,” “seek,” “look forward,” “advance,” “goal,” “strategy,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements relating to the timing of the closing of the public offering and the intended use of proceeds therefrom. Actual results may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that AVEO will be able to complete the public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the offering, AVEO and its business can be found under the caption “Risk Factors” included in AVEO’s Quarterly Report on Form 10-Q for the period ended March 31, 2020, AVEO’s preliminary prospectus supplement filed with the SEC on June 15, 2020, and other filings that AVEO may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and AVEO expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AVEO Contact:

David Pitts, Argot Partners

212-600-1902

aveo@argotpartners.com